Exhibit 99.1

News Release

2012-04

Contact

Dianne VanBeber

Vice President, Investor Relations and Communications

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Reports Fourth Quarter and Full Year 2011 Results

Luxembourg, 1 March 2012

Intelsat S.A., the world’s leading provider of satellite services, today reported results for the three months and year ended December 31, 2011.

Intelsat S.A. reported revenue of $652.9 million and a net loss of $3.5 million for the three months ended December 31, 2011. The company also reported Intelsat S.A. EBITDA[i], or earnings before net interest, loss on early extinguishment of debt, taxes and depreciation and amortization, of $495.5 million, and Intelsat S.A. Adjusted EBITDA[i] of $514.6 million, or 79 percent of revenue, for the three months ended December 31, 2011.

Intelsat S.A. also reported revenue of $2.6 billion and a net loss of $432.9 million for the year ended December 31, 2011. The net loss includes a $326.2 million pre-tax non-recurring charge for loss on early extinguishment of debt resulting from refinancing activity. The company also reported Intelsat S.A. EBITDA of $1.9 billion and Intelsat S.A. Adjusted EBITDA of $2.0 billion, or 78 percent of revenue, for the year ended December 31, 2011.

Intelsat CEO Dave McGlade stated, “Intelsat delivered steady performance in 2011, led by our government and media businesses, which produced full-year growth of 7 percent and 4 percent, respectively, on applications including aeronautical and maritime broadband and direct-to-home (DTH) television. This growth was countered by regional dynamics in Asia Pacific and Africa, and events, including the May 2011 Intelsat New Dawn satellite anomaly, which limited revenue growth in our network services business. In total, we completed 2011 with record revenue, which grew 2 percent for the year, and we continued to generate strong Adjusted EBITDA margin. We had solid new business and renewal momentum as we ended the year, with $10.7 billion in contracted backlog at December 31, 2011, providing good visibility into future cash flow.

“In 2012 we will take major steps in bringing new and refreshed capacity to our network, including the planned launches of five satellites that are targeted to support higher-demand applications in growing regions,” continued McGlade. “Our fleet investment program is focused on building network infrastructure that delivers the advanced technologies and high bandwidth that will support our customers as they enhance their competitiveness and enter new markets.”

Business Highlights

•

Intelsat’s media business announced a number of new agreements and customer renewals and expansions, reflecting the global footprint of the Intelsat fleet, Intelsat’s support of DTH platforms, and the value of our regional media distribution neighborhoods.

•

Global entertainment company Viacom signed a multi-transponder, long-term renewal for capacity on two of Intelsat’s leading cable programming distribution neighborhoods, Galaxy 18 serving North America, and Intelsat 9, serving the Latin America region and bridging to Intelsat 21, which is expected to launch later in 2012. Separately, HBO Latin America Production Services L.C. expanded its services on Intelsat 9. HBO Latin America will use these services to add more high definition channels to its lineup.

•

Vista Satellite Communications, a leading provider of full-time and occasional use and event satellite news gathering transmission and production services, signed a long-term agreement for Intelsat capacity across the fleet, supporting Vista’s global news and event business.

•

DirecTV, LLC, one of the world’s leading providers of DTH services, renewed its commitment to the Intelsat 3C satellite under a multi-transponder, multi-year agreement, providing North American distribution capacity for ethnic and local programming.

•

Intelsat’s network services business continues to experience demand for fixed, wireless and broadband infrastructure used by telecom operators, wireless operators, enterprise network providers and corporations.

•

ETHIO Telecom recently signed a new multi-year, multi-transponder agreement on Intelsat 709, with follow-on service to Intelsat 22, at 72 degrees East. ETHIO Telecom will use the capacity for a new government voice and data network, and for the expansion of a distance learning network that supports high school education in Ethiopia.

•

The Libyan International Telecom Company (LITC) signed a multi-transponder, multi-year renewal for core telecommunications infrastructure. Separately, Saudi Telecom renewed its Intelsat services under a multi-year, multi-transponder commitment for bandwidth supporting its regional telecommunications infrastructure.

•

In Russia, CJSC Synterra, an affiliate of leading wireless operator MegaFon, expanded its capacity commitments to Intelsat under a multi-transponder, multi-year agreement for bandwidth supporting enterprise broadband and wireless backhaul applications.

•

Intelsat’s indirect, wholly-owned subsidiary, Intelsat General Corporation, has been awarded a subcontract to provide satellite connectivity and teleport facilities in support of an Iraqi Ministry of Defense network of 150 VSAT remote terminals. The contract is part of a larger award to the 3Di Technologies subsidiary of L-3 Communications Corporation by the U.S. Army Communications and Electronics Command, Foreign Military Sales branch.

•

Intelsat’s satellite investment programs covering 10 satellites launching through 2015 continue to progress. Intelsat 22 is the company’s next mission, currently scheduled to launch from the Baikonur Cosmodrome late in the first quarter of 2012 aboard a launch vehicle to be provided by International Launch Services. Intelsat 19 is expected to follow with a second quarter 2012 launch provided by Sea Launch.

•	Intelsat’s average fill rate on our approximately 2,050 station-kept transponders was 80 percent at December 31, 2011.

•

The New Dawn joint venture has received all of the $118.0 million insurance recoveries sought under a partial loss claim filed with its insurers. All or most of the proceeds of the claim are expected to be used to pay down the joint venture’s debt in accordance with existing debt agreements. The carrying value of the Intelsat New Dawn satellite at December 31, 2011 has been reduced by the $118.0 million of insurance proceeds.

Financial Results for the Three Months Ended December 31, 2011

On-Network revenues generally include revenues from any services delivered via our satellite or ground network. Off-Network and Other revenues generally include revenues from transponder services, Mobile Satellite Services (“MSS”) and other satellite-based transmission services utilizing capacity procured from other operators, often in frequencies not available on our network. Off-Network and Other revenues also include revenues from consulting and other services.

Revenue for the three months ended December 31, 2011 increased by $8.9 million, or 1 percent, to $652.9 million as compared to $644.0 million for the three months ended December 31, 2010. By service type, revenue increased or decreased due to the following:

On-Network Revenues:

•

Transponder services — an aggregate increase of $20.9 million, due primarily to a $15.4 million increase in revenue resulting from growth in capacity sold for media customers primarily in the Latin America and Caribbean region and the North America region, and a $3.7 million increase in revenue from capacity sold by our Intelsat General business. Also, on-network transponder service revenue increased by a net $1.8 million related to capacity used by network services customers, primarily in Latin America.

•

Managed services — an aggregate decrease of $8.9 million, primarily due to a $5.4 million decrease in revenue from network services customers related to non-renewal of contracts for international Internet trunking and private line solutions largely in the Africa and Middle East and the Asia-Pacific regions, a trend which we expect will continue due to the migration of services in these regions to fiber optic cable. There was also a $2.9 million net decline in managed services sold by our Intelsat General business, including solution-related hardware.

•

Channel — an aggregate decrease of $3.5 million related to a continued decline from the migration of international point-to-point satellite traffic to fiber optic cables, a trend which we expect will continue.

Off-Network and Other Revenues:

•

Transponder, MSS and other off-network services — an aggregate decrease of $1.4 million, primarily due to an $8.2 million decline, largely for usage-based MSS revenue, partially offset by a $6.8 million increase in transponder services, mostly related to contracts being implemented by our Intelsat General business.

•

Satellite-related services— an aggregate increase of $1.8 million, primarily due to professional fees earned for providing flight operations for third-party satellites and government professional services.

Changes in direct costs of revenue, selling, general and administrative expenses, depreciation and amortization, and interest expense, net are described below.

•

Direct costs of revenue decreased by $10.4 million, or 9 percent, to $100.4 million for the three months ended December 31, 2011, as compared to the three months ended December 31, 2010. The decrease was primarily due to a $6.2 million decline in satellite insurance expenses with no comparable amounts in 2011. The decrease was also due to a $5.7 million decline in purchases of off-network MSS capacity and a $2.4 million decline in earth station operations costs. These decreases were partially offset by a $4.4 million increase in purchases of off-network transponder capacity, primarily related to solutions sold by our Intelsat General business.

•

Selling, general and administrative expenses decreased by $24.9 million, or 33 percent, to $50.7 million for the three months ended December 31, 2011, as compared to the three months ended December 31, 2010. The decrease was primarily due to $20.8 million in lower stock compensation expense and $3.9 million in lower bad debt expense.

•

Depreciation and amortization expense decreased by $15.6 million, or 8 percent, to $186.2 million for the three months ended December 31, 2011, as compared to the three months ended December 31, 2010. This decrease primarily resulted from reduced depreciation expense due to the timing of certain assets becoming fully depreciated and changes in the estimated useful lives of certain satellites, together with variation from year to year in the pattern of consumption of amortizable intangible assets. The decrease also resulted from the effect of certain assets becoming fully depreciated, offset by increases due to satellites placed into service in 2011.

•

Our income from operations increased by $58.3 million to $315.1 million for the three months ended December 31, 2011, as compared to $256.8 million for the three months ended December 31, 2010, due primarily to the effects described above, including higher revenue and lower costs of revenue, depreciation expense and selling, general and administrative expenses.

•

Interest expense, net consists of the gross interest expense we incur less the amount of interest we capitalize related to capital assets under construction and less interest income earned. Interest expense, net decreased by $26.6 million, or 8 percent, to $317.4 million for the three months ended December 31, 2011, as compared to $344.0 million for the three months ended December 31, 2010. The decrease in interest expense was principally due to the following:

•	a net decrease of $24.1 million as a result of our refinancing activities, including a series of refinancing transactions, redemptions and offerings in 2010 and 2011; and

•

a decrease of $4.5 million due to higher capitalized interest resulting from increased levels of satellites and related assets under construction. Capitalized interest for the quarter totaled $34.1 million.

Non-cash items in interest expense were $17.8 million for the three months ended December 31, 2011, and are primarily associated with the amortization of deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums.

•	Other expense, net was $5.8 million for the three months ended December 31, 2011, as compared to income of $1.6 million for the three months ended December 31, 2010.

The decline of $7.4 million was primarily due to a $6.3 million increase in miscellaneous expense as a result of a settlement payment relating to a previously disclosed litigation and a $1.2 million increase in exchange rate losses.

•

Benefit from income taxes was $6.5 million for the three months ended December 31, 2011, as compared to a provision for income taxes of $28.5 million for the three months ended December 31, 2010. The difference was principally due to the tax benefit associated with the increase of pre-tax losses incurred in certain taxable jurisdictions.

EBITDA, Intelsat S.A. Adjusted EBITDA and Other Financial Metrics

Intelsat S.A. EBITDA of $495.5 million for the three months ended December 31, 2011, reflected an increase of $35.2 million from $460.3 million for the same period in 2010. Intelsat S.A. Adjusted EBITDA increased by $11.4 million, or 2 percent, to $514.6 million, or 79 percent of revenue, for the three months ended December 31, 2011, from $503.2 million, or 78 percent of revenue, for the same period in 2010.

At December 31, 2011 and September 30, 2011, Intelsat’s contracted backlog, representing expected future revenue under contracts with customers, was $10.7 billion.

Intelsat management has reviewed the data pertaining to the use of the Intelsat network and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Comparison by Customer Set and Service Type

($ in thousands)

By Customer Set
	Three Months Ended December 31, 2010		Three Months Ended December 31, 2011
Network Services	$306,403	48%	$298,940	46%
Media	198,654	31%	212,312	33%
Government	131,397	20%	131,447	20%
Other	7,516	1%	10,212	1%

	$643,970	100%	$652,911	100%

By Service Type
	Three Months Ended December 31, 2010		Three Months Ended December 31, 2011
On-Network Revenues
Transponder services	$464,689	72%	$485,605	74%
Managed services	80,006	13%	71,124	11%
Channel	28,103	4%	24,604	4%

Total on-network revenues	572,798	89%	581,333	89%
Off-Network and Other Revenues
Transponder, MSS and other off-network services	58,291	9%	56,908	9%
Satellite-related services	12,881	2%	14,670	2%

Total off-network and other revenues	71,172	11%	71,578	11%

Total	$643,970	100%	$652,911	100%

Free Cash Flow from Operations and Capital Expenditures

Free cash flow from operationsi was $13.3 million during the three months ended December 31, 2011. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Payments for satellites and other property and equipment during the three months ended December 31, 2011 totaled $229.6 million, and for the full year ended December 31, 2011 totaled $844.7 million.

Our capital expenditure guidance for the periods 2012 through 2014 (“the Guidance Period”) forecasts capital expenditures during those periods for ten satellites. This is comprised of eight satellites currently in development plus two satellites expected to be ordered during the Guidance Period. These satellites are expected to be launched from 2012 to 2015. We expect our 2012 total capital expenditures to range from approximately $775 million to $850 million. The expected capital expenditures for fiscal years 2013 and 2014 range from $550 million to $625 million and $525 million to $600 million, respectively. The annual classification of capital expenditure payments could be impacted by the timing of achievement of satellite manufacturing and launch contract milestones.

During the three years ending December 31, 2014, we also expect to receive significant customer prepayments under our existing customer contracts. We also anticipate that prepayments will be received under customer contracts to be signed in the future. Prepayments received in 2011 totaled $334 million. Prepayments are currently expected to range from $150 million to $200 million in 2012, all under existing contracts. Prepayments are currently expected to range from $150 million to $200 million in 2013 and $100 million to $150 million in 2014, with the majority of these prepayments coming from existing customer contracts.

End Notes

i In this release, financial measures are presented both in accordance with GAAP and also on a non-GAAP basis. EBITDA, Intelsat S.A. Adjusted EBITDA, free cash flow from operations and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial information below for information reconciling non-GAAP financial measures to comparable GAAP financial measures

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. EST on Thursday, March 1, 2012 to discuss the company’s financial results for the three months and full year ended December 31, 2011. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors/events. To participate on the live call, United States-based participants should call (866) 314-4865. Non-U.S. participants should call +1 (617)-213-8050. The participant pass code is 47221526. Participants will have access to a replay of the conference call through March 8, 2012. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code for the replay is 75184805.

About Intelsat

Intelsat is the leading provider of satellite services worldwide. For over 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet Service Providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we pay for such launches; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; U.S. and other government regulation; changes in our contracted backlog or expected contracted backlog for future services; pricing pressure and overcapacity in the markets in which we compete; inadequate access to capital markets; the competitive environment in which we operate; customer defaults on their obligations to us; our international operations and other uncertainties associated with doing business internationally; and litigation. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2011, its Registration Statement on Form S-4, and its other filings with the U.S. Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Three Months Ended December 31, 2010	Three Months Ended December 31, 2011
Revenue	$643,970	$652,911
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	110,780	100,430
Selling, general and administrative	75,618	50,673
Depreciation and amortization	201,828	186,244
(Gain) loss on derivative financial instruments	(1,083)	472

Total operating expenses	387,143	337,819

Income from operations	256,827	315,092
Interest expense, net	344,002	317,399
Loss on early extinguishment of debt	(1,044)	—
Earnings from previously unconsolidated affiliates	127	—
Other income (expense), net	1,556	(5,800)

Loss before income taxes	(86,536)	(8,107)
Provision for (benefit from) income taxes	28,541	(6,462)

Net loss	(115,077)	(1,645)
Net income attributable to noncontrolling interest	(712)	(1,835)

Net loss attributable to Intelsat S.A.	$(115,789)	$(3,480)

INTELSAT S.A.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Year Ended December 31, 2010	Year Ended December 31, 2011
Revenue	$2,544,652	$2,588,426
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	413,400	417,179
Selling, general and administrative	220,207	208,189
Depreciation and amortization	798,817	769,440
Impairment of asset value	110,625	—
Losses on derivative financial instruments	89,509	24,635

Total operating expenses	1,632,558	1,419,443

Income from operations	912,094	1,168,983
Interest expense, net	1,379,019	1,309,484
Loss on early extinguishment of debt	(76,849)	(326,183)
Earnings (loss) from previously unconsolidated affiliates	503	(24,658)
Other income, net	9,124	1,955

Loss before income taxes	(534,147)	(489,387)
Benefit from income taxes	(26,378)	(55,393)

Net loss	(507,769)	(433,994)
Net loss attributable to noncontrolling interest	2,317	1,106

Net loss attributable to Intelsat S.A.	$(505,452)	$(432,888)

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

	Three Months Ended December 31, 2010	Three Months Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2011
Net loss	$(115,077)	$(1,645)	$(507,769)	$(433,994)
Add (Subtract):
Interest expense, net	344,002	317,399	1,379,019	1,309,484
Loss on early extinguishment of debt	1,044	—	76,849	326,183
Provision for (benefit from) income taxes	28,541	(6,462)	(26,378)	(55,393)
Depreciation and amortization	201,828	186,244	798,817	769,440

EBITDA	$460,338	$495,536	$1,720,538	$1,915,720

EBITDA Margin	71%	76%	68%	74%

Note:

EBITDA consists of earnings before net interest, gain (loss) on early extinguishment of debt, taxes and depreciation and amortization. Given our high level of leverage, refinancing activities are a frequent part of our efforts to manage costs of borrowing. Accordingly, we consider (gain) loss on early extinguishment of debt an element of interest expense. EBITDA is a measure commonly used in the FSS sector, and we present EBITDA to enhance the understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET LOSS TO

INTELSAT S.A. ADJUSTED EBITDA

($ in thousands)

	Three Months Ended December 31, 2010	Three Months Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2011
Net loss	$(115,077)	$(1,645)	$(507,769)	$(433,994)
Add (Subtract):
Interest expense, net	344,002	317,399	1,379,019	1,309,484
Loss on early extinguishment of debt	1,044	—	76,849	326,183
Provision for (benefit from) income taxes	28,541	(6,462)	(26,378)	(55,393)
Depreciation and amortization	201,828	186,244	798,817	769,440

Intelsat S.A. EBITDA	460,338	495,536	1,720,538	1,915,720

Add (Subtract):
Compensation and benefits	25,431	4,536	21,124	8,811
Management fees	6,177	6,217	24,711	24,867
(Earnings) loss from previously unconsolidated affiliates	(126)	—	(503)	24,658
Impairment of asset value	—	—	110,625	—
(Gain) loss on derivative financial instruments	(1,083)	472	89,509	24,635
Gain on sale of investment	(1)	—	(1,261)	—
Non-recurring and other non-cash items	12,464	7,817	24,542	18,488

Intelsat S.A. Adjusted EBITDA	$503,200	$514,578	$1,989,285	$2,017,179

Intelsat S.A. Adjusted EBITDA Margin	78%	79%	78%	78%

Note:

Intelsat calculates a measure called Intelsat S.A. Adjusted EBITDA to assess the operating performance of Intelsat S.A. Intelsat S.A. Adjusted EBITDA consists of EBITDA of Intelsat S.A. as adjusted to exclude or include certain unusual items, certain other operating expense items and certain other adjustments as described in the table above. Our management believes that the presentation of Intelsat S.A. Adjusted EBITDA provides useful information to investors, lenders and financial analysts regarding our financial condition and results of operations, because it permits clearer comparability of our operating performance between periods. By excluding the potential volatility related to the timing and extent of non-operating activities, such as impairments of asset value and gains (losses) on derivative financial instruments, our management believes that Intelsat S.A. Adjusted EBITDA provides a useful means of evaluating the success of our operating activities. We also use Intelsat S.A. Adjusted EBITDA, together with other appropriate metrics, to set goals for and measure the operating performance of our business, and it is one of the principal measures we use to evaluate our management’s performance in determining compensation under our incentive compensation plans. Adjusted EBITDA measures have been used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and to evaluate performance. Our management believes that the inclusion of Intelsat S.A. Adjusted EBITDA facilitates comparison of our results with those of companies having different capital structures.

Intelsat S.A. Adjusted EBITDA is not a measure of financial performance under U.S. GAAP and may not be comparable to similarly titled measures of other companies. Intelsat S.A. Adjusted EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A.

CONSOLIDATED BALANCE SHEET

($ in thousands, except per share amounts)

	As of December 31, 2010	As of December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents, net of restricted cash	$692,930	$294,700
Restricted cash	—	94,131
Receivables, net of allowance of $21,748 in 2010 and $20,830 in 2011	250,351	331,371
Deferred income taxes	24,090	26,058
Prepaid expenses and other current assets	31,817	42,934

Total current assets	999,188	789,194
Satellites and other property and equipment, net	5,997,283	6,142,731
Goodwill	6,780,827	6,780,827
Non-amortizable intangible assets	2,458,100	2,458,100
Amortizable intangible assets, net	848,318	742,868
Other assets	508,651	447,686

Total assets	$17,592,367	$17,361,406

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$140,984	$143,097
Taxes payable	2,342	11,764
Employee related liabilities	35,217	43,315
Accrued interest payable	403,446	359,336
Current portion of long-term debt	94,723	164,818
Deferred satellite performance incentives	16,693	17,715
Deferred revenue	79,845	64,609
Other current liabilities	67,584	76,460

Total current liabilities	840,834	881,114
Long-term debt, net of current portion	15,821,902	15,837,512
Deferred satellite performance incentives, net of current portion	132,884	113,974
Deferred revenue, net of current portion	407,103	724,413
Deferred income taxes	484,076	265,181
Accrued retirement benefits	257,455	305,902
Other long-term liabilities	326,531	322,735
Redeemable noncontrolling interest	18,621	3,024

Shareholder’s deficit:
Ordinary shares, $1.00 par value, 100,000,000 shares authorized and 5,000,000 shares issued and outstanding at December 31, 2010 and December 31, 2011	5,000	5,000
Paid-in capital	1,548,380	1,571,855
Accumulated deficit	(2,175,814)	(2,608,702)
Accumulated other comprehensive loss	(76,507)	(111,528)

Total Intelsat S.A. shareholder’s deficit	(698,941)	(1,143,375)
Noncontrolling interest	1,902	50,926

Total liabilities and shareholder’s deficit	$17,592,367	$17,361,406

INTELSAT S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Three Months Ended December 31, 2010	Three Months Ended December 31, 2011
Cash flows from operating activities:
Net loss	$(115,077)	$(1,645)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	201,828	186,244
Provision for doubtful accounts	3,719	(186)
Foreign currency transaction loss	362	1,530
Loss on disposal of assets	11	17
Share-based compensation expense	25,318	4,429
Deferred income taxes	4,433	(19,840)
Amortization of discount, premium, issuance costs and other non-cash items	24,590	13,617
Interest paid-in-kind	41,144	4,161
Loss on early extinguishment of debt	741	—
Earnings from previously unconsolidated affiliates	(126)	—
Unrealized gains on derivative financial instruments	(21,032)	(19,484)
Other non-cash items	867	1,674
Changes in operating assets and liabilities:
Receivables	23,369	(3,344)
Prepaid expenses and other assets	24,570	10,939
Accounts payable and accrued liabilities	97,125	34,113
Deferred revenue	81,970	28,569
Accrued retirement benefits	1,558	(2,978)
Other long-term liabilities	1,828	5,024

Net cash provided by operating activities	397,198	242,840

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(298,778)	(229,575)
Loan to affiliated party	—	(10,000)
Other investing activities	1,543	9,756

Net cash used in investing activities	(297,235)	(229,819)

Cash flows from financing activities:
Repayments of long-term debt	(56,196)	(8,125)
Proceeds from issuance of long-term debt	2,100	—
Debt issuance costs	(313)	(752)
Payment of premium on early retirement of debt	(495)	—
Noncontrolling interest in New Dawn	93	—
Principal payments on deferred satellite performance incentives	(3,084)	(3,335)

Net cash used in financing activities	(57,895)	(12,212)

Effect of exchange rate changes on cash and cash equivalents	(362)	(1,530)

Net change in cash and cash equivalents	41,706	(721)
Cash and cash equivalents, beginning of period	651,224	295,421

Cash and cash equivalents, end of period	$692,930	$294,700

INTELSAT S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Year Ended December 31, 2010	Year Ended December 31, 2011
Cash flows from operating activities:
Net loss	$(507,769)	$(433,994)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	798,817	769,440
Impairment of asset value	110,625	—
Provision for doubtful accounts	7,839	5,129
Foreign currency transaction gain	(1,057)	(1,375)
Loss on disposal of assets	354	846
Share-based compensation expense	20,673	8,385
Deferred income taxes	(45,223)	(72,866)
Amortization of discount, premium, issuance costs and other non-cash items	97,174	62,855
Interest paid-in-kind	244,859	27,291
Loss on early extinguishment of debt	73,988	326,183
(Earnings) loss from previously unconsolidated affiliates	(503)	24,658
Gain on sale of investment	(1,261)	—
Unrealized (gains) losses on derivative financial instruments	22,225	(54,663)
Other non-cash items	3,469	6,851
Changes in operating assets and liabilities:
Receivables	34,846	(40,038)
Prepaid expenses and other assets	(36,827)	(8,870)
Accounts payable and accrued liabilities	60,337	20,632
Deferred revenue	171,954	296,414
Accrued retirement benefits	(1,437)	(20,693)
Other long-term liabilities	(34,865)	(125)

Net cash provided by operating activities	1,018,218	916,060

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(982,127)	(844,688)
Proceeds from sale of investment	28,594	—
Capital contributions to previously unconsolidated affiliates	(12,209)	(12,209)
Loan to affiliated party	—	(10,000)
Other investing activities	11,128	16,466

Net cash used in investing activities	(954,614)	(850,431)

Cash flows from financing activities:
Repayments of long-term debt	(801,785)	(6,331,144)
Proceeds from issuance of long-term debt	1,025,565	6,119,425
Debt issuance costs	(32,376)	(70,091)
Capital contribution from parent	18,000	—
Payment of premium on early retirement of debt	(44,613)	(171,047)
Noncontrolling interest in New Dawn	1,128	1,734
Principal payments on deferred satellite performance incentives	(15,030)	(14,111)
Principal payments on capital lease obligations	(191)	—

Net cash provided by (used in) financing activities	150,698	(465,234)

Effect of exchange rate changes on cash and cash equivalents	1,057	1,375

Net change in cash and cash equivalents	215,359	(398,230)
Cash and cash equivalents, beginning of period	477,571	692,930

Cash and cash equivalents, end of period	$692,930	$294,700

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

($ in thousands)

	Three Months Ended December 31, 2010	Three Months Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2011
Net cash provided by operating activities	$397,198	$242,840	$1,018,218	$916,060
Payments for satellites and other property and equipment (including capitalized interest)	(298,778)	(229,575)	(982,127)	(844,688)

Free cash flow from operations	$98,420	$13,265	$36,091	$71,372

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.